NEWS

          FOR IMMEDIATE RELEASE


THE ASSOCIATES: RECORD EARNINGS FOR QUARTER, FIRST HALF
       AFS Reports 2nd Quarter Net Earnings Up 22%

DALLAS (July 13, 1999) - Associates First Capital Corporation (NYSE:AFS) today reported record earnings for the second quarter and the first six months of the year, as the company enjoyed strong contributions from its core businesses supported by the successful integration of its recent acquisition of Avco Financial Services.

     "The year's results demonstrate the strength of our core franchises and our expertise at integrating acquisitions," said Keith W. Hughes, chairman and chief executive officer of The Associates. "We continue to build a solid foundation for the future and view the rest of 1999 with great confidence."

Key financial highlights of the quarter include:

     * Net earnings for the quarter reached $358.1 million, a 22% increase over the same period a year earlier. For the first half, net earnings were $694.9 million, up 21% from the prior year.

     * Net earnings per share (diluted) for the quarter were $0.49, 16% greater than the prior year. For the first six months, net earnings per share reached $0.95, a 15% increase over 1998.

     * Managed receivables were $78.5 billion, 22% greater than a year ago, and total managed assets reached $91.3 billion.

     "During the first half of the year, we have focused closely on the Avco integration and our efforts are being rewarded,"
Hughes added. "The integration is moving ahead on schedule and Avco is performing as projected."

     Announcement of the Avco acquisition was the highlight of a record growth year for The Associates during 1998, and the company is successfully executing the capital plan launched last year to support that growth. The plan has involved a secondary equity offering, term debt issues, divestiture of certain business units and assets and a capital security offering that was announced today (see attached).

     "We have reached an agreement to issue a $500 million capital security that protects the interests of debt-holders and shareholders alike," said Roy A. Guthrie, the company's chief financial officer. "The placement of this financial instrument concludes the previously announced capital plan."

     The Associates internal growth during the quarter was led by the Commercial Operation's truck/truck-trailer, equipment and manufactured housing product lines, along with the domestic Consumer Operation's home equity and credit card files. The International Operation also continued to make a strong contribution. In addition, the company completed the acquisition of Newcourt's Canadian and U.K. fleet leasing operations, establishing a platform for expansion of its fleet leasing business into those markets.

     Other operational highlights in the quarter included acquisition of the BP/Amoco private label credit card portfolio, agreements to manage the roadside assistance programs for Exxon and Budget Rent-A-Car, the success of the new Gateway Computer relationship and the rapid growth of EnTerra Settlement Services, the real estate title and appraisal services subsidiary.

    "We also focused on technology initiatives in all our major business lines during the first half of this year, investing in technology - especially the Internet - targeted at improved customer convenience and retention, processing efficiency and growth," said Hughes. "We do not expect these efforts to show immediate results. Rather, we see them as investments in the future."

    Hughes said the results in the first half give management confidence that 1999 will be another successful year, and that the company is well-positioned for continued growth in 2000 and beyond. As an example, the innovative Associates Freedom Loan program, announced July 1, is expected to boost home equity volume and enhance retention. The Associates Freedom Loan sets a new industry standard by allowing home equity customers to lower their interest rate by as much as 2.25% if they make all their payments on time for three consecutive years. The program also is expected to improve credit quality and reduce servicing costs in the home equity portfolio.

     Associates First Capital Corporation, established in 1918, is a leading diversified finance company providing consumer and commercial finance, leasing, insurance and related services. The Associates has operations in the United States and 13 international markets. Headquartered in Dallas, it is one of the nation's 100 largest companies, based on total market capitalization. For more information, visit the company's Internet Web site at www.theassociates.com.

This news release contains certain forward-looking statements. The factors which may cause future results to differ materially from expectations are discussed in the Form 10-K for the year ended Dec. 31, 1998, filed with the Securities and Exchange Commission. The capital securities referred to in this press release will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exception from registration requirements.
                                    # # #

Contact information
News media:    (972) 652-4522
          corporate_communications@afcc.com
Security Analysts:  (972) 652-7294
          investor_relations@afcc.com
Shareholders:  1-888-NYSE-AFS









            THE ASSOCIATES


FINANCIAL HIGHLIGHTS

===========================================================================
                                              Three Months Ended or at
($ millions - except earnings per share)         06/30/99    06/30/98  %Change
-----------------------------------------------------------------------------
Net earnings
     Amount                                    $    358.1  $    292.9     22
     Return on average equity                       15.91 %     17.82 %
     Return on average adjusted equity              17.56       20.16
     Return on average assets                        1.72        1.94
     Return on average managed assets                1.62        1.77

Net earnings per diluted share  (1)            $     0.49  $     0.42     16

Managed receivables

Total managed assets

Key Data (Managed)
------------------
Total revenue                                  $  3,247.3  $  2,432.2     34
Net interest margin (% avg. mgd. recs.)              9.14 %      8.92 %
Efficiency ratio                                     46.4        43.4
Credit quality
     60+days contractual delinquency                 2.68 %      2.29 %
     Credit loss ratio (% avg. mgd. recs.)           2.78        2.37

Balance Sheet Information
-------------------------
Stockholders' equity
Allowance for losses                           $  2,139.4  $  1,848.7
    % of net receivables                             3.14 %      3.32 %
    Multiple to net losses  (2)                      1.63 x      1.51 x

                                                Six Months Ended or at
($ millions - except earnings per share)         06/30/99    06/30/98  %Change
-----------------------------------------------------------------------------
Net earnings
     Amount                                    $    694.9  $    573.9    21
     Return on average equity                       15.70 %     17.72 %
     Return on average adjusted equity              17.38       20.18
     Return on average assets                        1.68        1.93
     Return on average managed assets                1.59        1.79

Net earnings per diluted share  (1)            $     0.95  $     0.82    15

Managed receivables                            $ 78,530.0  $ 64,311.8    22
Total managed assets                           $ 91,331.3  $ 68,132.1    34

Key Data (Managed)
-----------------
Total revenue                                  $  6,432.8  $  4,720.5    36
Net interest margin (% avg. mgd. recs.)              9.07 %      8.87 %
Efficiency ratio                                     47.1        43.3
Credit quality
     60+days contractual delinquency                 2.68 %      2.29 %
     Credit loss ratio (% avg. mgd. recs.)           2.75        2.34

Balance Sheet Information
-------------------------
Stockholders' equity                           $  9,109.8  $  6,680.0    36
Allowance for losses                           $  2,139.4  $  1,848.7
    % of net receivables                             3.14 %      3.32 %
    Multiple to net losses  (2)


   (1) Adjusted to give a retroactive recognition to a two-for-one stock split on December 23, 1998.

   (2) The multiple to net losses is calculated as a ratio of the allowance for losses to related annualized or trailing net credit losses on receivables owned at the end of the period.

            THE ASSOCIATES


     QUARTERLY FINANCIAL SUPPLEMENT

Pro Forma Managed Basis Income Statement and Key Data                 Page 1
==============================================================================

                                               Three Months Ended or at
($ millions)                                   06/30/99   12/31/98    06/30/98
-----------------------------------------------------------------------------
Revenue
     Finance charges                         $  2,802.8 $   2,503.5 $  2,257.7
     Insurance premiums                           260.5       145.0      104.1
     Investment and other income                  184.0       136.1       70.4
                                             ---------- ----------- ----------
                                                3,247.3     2,784.6    2,432.2

Expenses
     Interest expense                           1,036.1       925.6      855.4
     Operating expenses                           971.5       801.4      671.4
     Provision for losses                         551.5       481.9      410.0
     Insurance benefits paid or provided          115.2        50.6       30.5
                                             ---------- ----------- ----------
                                                2,674.3     2,259.5    1,967.3
                                             ---------- ----------- ----------
Earnings before provision for income taxes        573.0       525.1      464.9
Provision for income taxes                        214.9       193.1      172.0
                                             ---------- ----------- ----------
Net earnings                                 $    358.1 $     332.0 $    292.9
                                             ========== =========== ==========
Net earnings per diluted share (whole $)(1)  $     0.49 $      0.47 $     0.42
Equivalent shares for diluted EPS
 calculation (000's) (1)                        732,738     708,240    697,180

Key Data ($ millions)
Net interest margin   (% avg. mgd. recs.)          9.14 %      9.06 %     8.92 %
Efficiency ratio  (managed)                        46.4        44.3       43.4
Net credit losses (as a % of avg. mgd. recs.)      2.78        2.65       2.37
Delinquency ratio (% of mgd. gross recs.)          2.68        2.57       2.29

Managed Receivables
     End of period                           $ 78,530.0 $  71,364.3 $ 64,311.8
     Average                                   77,355.4    69,687.6   62,890.0
Managed Assets
     End of period                             91,331.3    80,878.3   68,132.1
     Average                                   88,301.5    77,613.4   66,245.3

                                                Change from Prior Year
                                                  Amount     Percent
                                                ---------    -------
Revenue
     Finance charges                         $    545.1        24.1 %
     Insurance premiums                           156.4       150.2
     Investment and other income                  113.6         N/M
                                             ----------
                                                  815.1        33.5

Expenses
     Interest expense                             180.7        21.1
     Operating expenses                           300.1        44.7
     Provision for losses                         141.5        34.5
     Insurance benefits paid or provided           84.7         N/M
                                             ----------
                                                  707.0        35.9
                                             ----------
Earnings before provision for income taxes        108.1        23.3
Provision for income taxes                         42.9        24.9
                                             ----------
Net earnings                                 $     65.2        22.3 %
                                             ==========
Net earnings per diluted share (whole $)(1)  $     0.07        16.3 %
Equivalent shares for diluted EPS
   calculation (000's)(1)                        35,558

Key Data ($ millions)


Managed Receivables
     End of period                           $ 14,218.2        22.1 %
     Average                                   14,465.4        23.0
Managed Assets
     End of period                             23,199.2        34.1
     Average                                   22,056.2        33.3

   (1) Adjusted to give a retroactive recognition to a two-for-one stock split on December 23, 1998.

            THE ASSOCIATES


 QUARTERLY FINANCIAL SUPPLEMENT

Managed Receivables ($ millions)                          Page 2
==================================================================
Outstanding at End of Period (1)   06/30/99   12/31/98    06/30/98
------------------------------------------------------------------
     Home equity                 $ 25,109.3 $  22,622.3 $ 21,050.8
     Personal loans / retail sales
       finance                14,843.5    11,459.2   10,365.2
     Truck and truck trailer       12,252.6    10,783.6   10,312.3
     Credit card                   10,667.8    10,296.8    7,887.8
     Equipment                      6,723.1     6,114.0    5,790.9
     Manufactured housing           5,602.3     5,193.5    4,423.9
     Fleet leasing                  2,012.0     1,589.7    1,602.8
     Recreational vehicles             -        2,036.9    1,881.8
     Warehouse and other            1,319.4     1,268.3      996.3
                                 ---------- ----------- ----------
        Total                    $ 78,530.0 $  71,364.3 $ 64,311.8
                                 ========== =========== ==========
------------------------------------------------------------------

Average Outstanding (1)            06/30/99   12/31/98    06/30/98
------------------------------------------------------------------
     Home equity                 $ 24,964.2 $  22,397.3 $ 20,480.9
     Personal loans / retail sales
       finance                     15,036.5    11,172.0   10,067.5
     Truck and truck trailer       11,818.1    10,617.8   10,160.3
     Credit card                   10,612.0     9,832.7    7,882.9
     Equipment                      6,409.5     5,895.8    5,701.8
     Manufactured housing           5,520.7     5,016.4    4,197.9
     Fleet leasing                  1,595.2     1,588.8    1,593.4
     Recreational vehicles             -        2,020.5    1,841.7
     Warehouse and other            1,399.2     1,146.3      963.6
                                 ---------- ----------- ----------
        Total                    $ 77,355.4 $  69,687.6 $ 62,890.0
                                 ========== =========== ==========

                                    Change from Prior Year
Outstanding at End of Period (1)    Amount     Percent
----------------------------------------------------------------------------
     Home equity                 $  4,058.5        19.3 %
     Personal loans / retail sales
       finance                      4,478.3        43.2
     Truck and truck trailer        1,940.3        18.8
     Credit card                    2,780.0        35.2
     Equipment                        932.2        16.1
     Manufactured housing           1,178.4        26.6
     Fleet leasing                    409.2        25.5
     Recreational vehicles         (1,881.8)        N/M
     Warehouse and other              323.1        32.4
                                 ----------
        Total                    $ 14,218.2        22.1 %
                                 ==========
----------------------------------------------------------------------------
                                    Change from Prior Year
Average Outstanding (1)             Amount     Percent
----------------------------------------------------------------------------
     Home equity                 $  4,483.3        21.9 %
     Personal loans / retail sales
       finance                4,969.0        49.4
     Truck and truck trailer        1,657.8        16.3
     Credit card                    2,729.1        34.6
     Equipment                        707.7        12.4
     Manufactured housing           1,322.8        31.5
     Fleet leasing                      1.8         0.1
     Recreational vehicles         (1,841.7)        N/M
     Warehouse and other              435.6        45.2
                                 ==========
        Total                    $ 14,465.4        23.0 %
                                 ==========
(1)  Includes servicing portfolio and receivables held for securitization.

            THE ASSOCIATES


 QUARTERLY FINANCIAL SUPPLEMENT

Credit Quality                                                       Page 3
===========================================================================
60+Days Contractual                         Three Months Ended or at
Delinquency (as a % of Mgd.                06/30/99   12/31/98    06/30/98
Gross Receivables)
---------------------------------------------------------------------------
     Home equity                                3.05 %      2.74 %     2.40 %
     Personal loans / retail sales finance      3.80        3.74       3.62
     Truck and truck trailer                    1.43        1.22       1.44
     Credit card                                4.13        4.73       4.09
     Equipment                                  0.90        0.84       0.97
     Manufactured housing                       1.65        2.31       1.36
     Fleet leasing                              1.06        1.09       0.74
     Recreational vehicles                         -        0.07       0.07
              Total  (managed)                  2.68 %      2.57 %     2.29 %

Net Credit Losses (as a % of
Avg. Mgd. Receivables)
---------------------------------------------------------------------------

     Home equity                                1.28 %      1.19 %     1.07 %
     Personal loans / retail sales finance      5.32        6.05       5.65
     Truck and truck trailer                    0.70        0.59       0.45
     Credit card                                7.55        7.52       7.63
     Equipment                                  0.56        0.12       0.25
     Manufactured housing                       2.07        1.56       0.84
     Fleet leasing                              0.03        0.05       0.08
     Recreational vehicles                         -        0.21       0.28
              Total (managed)                   2.78 %      2.65 %     2.37 %

Loss Coverage (on-balance sheet)
----------------------------------------------------------------------------
     Allowance for losses                 $  2,139.4 $   1,978.7 $  1,848.7
         % of net finance receivables           3.14 %      3.25 %     3.32 %
         Multiple to net losses  (1)            1.63 x      1.74 x     1.51 x

   (1) The multiple to net losses is calculated as a ratio of the allowance for losses to related annualized or trailing net credit losses on receivables owned at the end of the period.




            THE ASSOCIATES


   QUARTERLY FINANCIAL SUPPLEMENT

Income Statement and Balance Sheet Items                                Page 4
=============================================================================
                                              Three Months Ended or at
Income Statement ($ millions)                  06/30/99    12/31/98   06/30/98
-----------------------------------------------------------------------------
Revenue
     Finance charges                        $    2,262.1 $  2,053.0 $  1,881.8
     Insurance premiums                            260.5      145.0      104.1
     Investment and other income                   466.8      347.9      309.2
                                            ------------  --------- ----------
                                                 2,989.4    2,545.9    2,295.1

Expenses
     Interest expense                              965.3      846.6      785.5
     Operating expenses                            971.5      801.4      671.4
     Provision for losses                          364.4      322.2      342.8
     Insurance benefits paid or provided           115.2       50.6       30.5
                                            ------------ ---------- ----------
                                                 2,416.4    2,020.8    1,830.2
                                            ------------ ---------- ----------
Earnings before taxes                              573.0      525.1      464.9
Provision for income taxes                         214.9      193.1      172.0
                                            ------------ ---------- ----------
Net earnings                                $      358.1 $    332.0 $    292.9
                                            ============ ========== ==========
Net earnings per diluted share (whole $)(1) $       0.49 $     0.47 $     0.42
Equivalent shares for diluted EPS
 calculation (000's) (1)                         732,738    708,240    697,180

                                              Three Months Ended or at
                                            06/30/99    12/31/98   06/30/98
-----------------------------------------------------------------------------

Balance Sheet Items ($ millions)

Net Receivables
    End of period
       Home equity                          $   24,972.0 $ 22,458.2 $ 20,850.3
       Personal loans / retail sales finance    14,843.5   11,459.2   10,365.2
       Truck and truck trailer                  12,252.6   10,783.6   10,312.3
       Equipment                                 6,723.1    6,114.0    5,790.9
       Manufactured housing                      4,201.0    3,648.2    2,714.8
       Credit card                               1,803.4    3,138.1    2,632.5
       Fleet leasing                             2,012.0    1,589.7    1,602.8
       Recreational vehicles                       -          479.7      430.7
       Warehouse and other                       1,319.4    1,268.3      996.3
                                            ------------ ---------- ----------
          Total                             $   68,127.0 $ 60,939.0 $ 55,695.8
                                            ============ ========== ==========
    Average                                 $   67,039.1 $ 60,191.3 $ 54,177.1
Total Assets
     End of period                          $   85,894.1 $ 75,175.4 $ 63,410.1
     Average                                    83,473.6   72,490.2   60,531.3
Debt                                            72,471.2   63,306.5   54,605.3
Stockholders' Equity
     End of period                          $    9,109.8 $  8,526.5 $  6,680.0
     Per share (whole $)  (1)                      12.51      11.72       9.65
     Average                                     9,003.4    7,525.2    6,576.9
     Debt-to-equity                                 7.66 x     7.40 x     8.17 x
     Debt-to-adjusted equity                        8.31       8.12       9.06

                                             Change from Prior Year
                                                Amount      Percent
Income Statement ($ millions)
------------------------------------------------------------------------------
Revenue
     Finance charges                        $      380.3       20.2 %
     Insurance premiums                            156.4      150.2
     Investment and other income                   157.6        N/M
                                            ------------
                                                   694.3       30.3
Expenses
     Interest expense                              179.8       22.9
     Operating expenses                            300.1       44.7
     Provision for losses                           21.6        6.3
     Insurance benefits paid or provided            84.7        N/M
                                            ------------
                                                   586.2       32.0
                                            ------------
Earnings before taxes                              108.1       23.3
Provision for income taxes                          42.9       24.9
                                            ------------
Net earnings                                $       65.2       22.3 %
                                            ============
Net earnings per diluted share (whole $)(1) $       0.07       16.3 %
Equivalent shares for diluted EPS
calculation (000's) (1)                           35,558


Balance Sheet Items ($ millions)
Net Receivables
    End of period
       Home equity                          $    4,121.7       19.8 %
       Personal loans / retail sales finance     4,478.3       43.2
       Truck and truck trailer                   1,940.3       18.8
       Equipment                                   932.2       16.1
       Manufactured housing                      1,486.2       54.7
       Credit card                                (829.1)     (31.5)
       Fleet leasing                               409.2       25.5
       Recreational vehicles                      (430.7)       N/M
       Warehouse and other                         323.1       32.4
                                            ------------
          Total                             $   12,431.2       22.3 %
                                            ============
    Average                                 $   12,862.0       23.7 %
Total Assets
     End of period                          $   22,484.0       35.5 %
     Average                                    22,942.3       37.9
Debt                                            17,865.9       32.7

   (1) Adjusted to give a retroactive recognition to a two-for-one stock split on December 23, 1998.

[LOGO]


ASSOCIATES FIRST CAPITAL CORPORATION
ATTACHMENT TO SECOND QUARTER 1999 EARNINGS RELEASE


     The company also announced today that it has reached tentative agreement with a specified underwriter that the company may designate such underwriter sell up to $500 million in Class A Common Stock within three years. If the company has not made such designation by two months before the expiration of such time period, the underwriter may do so. Upon such designation, the underwriter and the company will use their reasonable best efforts to negotiate the terms of a firm commitment underwriting agreement to issue the Class A Common Stock.

      In addition, the company has reached a separate tentative agreement to have its principal operating subsidiary, Associates Corporation of North America ("ACONA") issue $500 million in capital securities. Under the terms of the transaction, ACONA will issue $500 million in senior notes to a trust (the "Senior Notes") sponsored by ACONA, which will then issue $500 million in preferred securities (the "Trust Securities") to an institutional investor in a private transaction. The coupon on these securities will be set at market rate. The Trust Securities and the Senior Notes will mature 39 months from the date of issuance, and the Trust Securities may be remarketed during that period by their holder.

       The Trust Securities and the Senior Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
                                  # # #